DATE: October 25, 2005

FROM:	FOR:
The Carideo Group, Inc. 1250 One Financial Plaza 120 South Sixth Street Minneapolis, Minnesota 55415	Commercial Vehicle Group, Inc. 6530 West Campus Oval New Albany, Ohio 43054

Tony Carideo (612) 317-2880	Chad Utrup (614) 289-5360

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP REPORTS
THIRD-QUARTER 2005 RESULTS

NEW ALBANY, OHIO, October 25 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI), today reported revenues of $205.9 million for the third quarter ended September 30, 2005, up 109% compared to $98.7 million in the prior-year period. Operating income for the third quarter was $24.6 million, a $13.3 million or 118% increase, compared to $11.3 million reported for the same period last year. Net income for the quarter was $11.9 million, or $0.57 per diluted share, compared to $6.8 million, or $0.42 per diluted share, in the prior-year quarter. As a result of the company’s July 2005 stock offering, fully diluted shares outstanding for the quarter were 20.9 million compared to 16.4 million in the prior-year quarter.

Results for the third quarter included the effects of the Company’s acquisition of Cabarrus Plastics, Inc. from August 8, 2005 forward. Results for the third quarter also included the mark-to-market of CVG’s foreign exchange contracts, which positively impacted the quarter on a pre-tax basis by $0.3 million compared to a $1.2 million expense in the prior-year quarter.

“We are pleased with our third quarter results as revenues, operating profit and earnings per share were all above expectations for the quarter. Our primary markets remain solid despite the continuing price pressures on raw materials and petroleum-based services.” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “We are also very pleased with the acquisition of Cabarrus Plastics during the quarter and look forward to the opportunities ahead of us with Cabarrus and its management team as part of the CVG family.”

Revenues for the quarter compared to the prior-year period increased by $107.1 million, due primarily to the acquisitions of Mayflower, Monona and Cabarrus, a 23% increase in North American OEM truck production volumes over the prior-year quarter and higher OEM sales in the European and Asian seating markets. The Company increased earnings before interest, taxes, depreciation and amortization (EBITDA) from $13.0 million in the prior-year quarter to $27.6 million in the third quarter of 2005. CVG’s net debt position at the end of the quarter was approximately $166 million.

The Company reported revenues of $554.4 million for the nine months ended September 30, 2005, up 99% compared to $279.2 million in the prior-year period. Operating income for the nine-month period was $67.1 million compared to $19.1 million last year. Net income for the nine-month period was $37.0 million, or $1.93 per diluted share, compared to $11.5 million, or $0.78 per diluted share, in the prior nine-month period. Results for the nine months ended September 30, 2004 include the effects of a $10.1 million non-cash option issuance charge.

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A conference call to review third quarter results and discuss business updates and operations is scheduled for Tuesday, October 25, 2005 at 2:00 p.m. EDT. Interested participants may listen to the live conference call by dialing (706) 634-5011and asking for the CVG Third Quarter 2005 Earnings Conference Call. A recording of this call also will be available until midnight, November 1, 2005 by dialing (706) 645-9291, PIN 1732827#.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) CVG’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; (v) CVG’s failure to complete or successfully integrate additional strategic acquisitions; and (vi) various other risks as outlined in CVG’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. CVG undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to CVG or persons acting on behalf of CVG are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts – unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
REVENUES	$205,859	$98,713	$554,365	$279,193
COST OF SALES	169,364	80,484	455,476	228,622
Gross Profit	36,495	18,229	98,889	50,571
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,876	6,918	31,597	21,282
NONCASH OPTION ISSUANCE CHARGE	—	—	—	10,125
AMORTIZATION EXPENSE	53	22	217	85
Operating Income	24,566	11,289	67,075	19,079
OTHER (INCOME) EXPENSE	(325)	1,166	(3,598)	(2,533)
INTEREST EXPENSE	3,977	1,599	9,460	5,938
LOSS ON EARLY EXTINGUISHMENT OF DEBT	1,525	1,605	1,525	1,605
Income Before Income Taxes	19,389	6,919	59,688	14,069
PROVISION FOR INCOME TAXES	7,491	73	22,719	2,551
NET INCOME	$11,898	$6,846	$36,969	$11,518
BASIC EARNINGS PER SHARE	$0.58	$0.42	$1.96	$0.79
DILUTED EARNINGS PER SHARE	$0.57	$0.42	$1.93	$0.78
Reconciliation to EBITDA:
Net Income	$11,898	$6,846	$36,969	$11,518
Provision for Income Taxes	7,491	73	22,719	2,551
Other (Income) Expense	(325)	1,166	(3,598)	(2,533)
Interest Expense	3,977	1,599	9,460	5,938
Loss on Early Extinguishment of Debt	1,525	1,605	1,525	1,605
Depreciation and Amortization	3,027	1,736	8,926	5,829
Noncash Option Issuance Charge	—	—	—	10,125
EBITDA(1)	$27,593	$13,025	$76,001	$35,033

(1)	EBITDA is defined as income before taxes, interest expense, depreciation, amortization and certain other non-recurring items. EBITDA is presented because the company believes that it is widely accepted that EBITDA provides useful information to management and investors regarding its operating results. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measured of other companies.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands – unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,250	$1,396
Accounts receivable — Net	128,511	46,267
Inventories	66,635	36,936
Prepaid expenses and other current assets	4,392	6,081
Deferred income taxes	9,944	8,201
Total current assets	234,732	98,881
PROPERTY, PLANT AND EQUIPMENT — Net	70,796	32,965
GOODWILL	145,552	84,715
DEFERRED INCOME TAXES	9,870	5,901
INTANGIBLE AND OTHER ASSETS — Net	61,990	3,176
	$522,940	$225,638
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$5,127	$4,884
Accounts payable	74,697	33,846
Accrued liabilities	42,357	18,424
Total current liabilities	122,181	57,154
LONG-TERM DEBT — Net	186,473	49,041
OTHER LONG-TERM LIABILITIES	24,947	8,397
Total liabilities	333,601	114,592
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 20,946,490 and 17,987,497 shares outstanding	209	180
Additional paid-in capital	168,565	123,660
Retained Earnings (Accumulated Deficit)	21,515	(15,454)
Stock subscriptions receivable	(49)	(175)
Accumulated other comprehensive income (loss)	(901)	2,835
Total stockholders’ investment	189,339	111,046
	$522,940	$225,638

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